AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2007
Registration No. 333-142279

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
NO. 1 ON FORM S-8
TO FORM S-4*
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	74-2851603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1360 Post Oak Boulevard, Suite 2100	77056
Houston, Texas	(Zip Code)
(Address of Principal Executive Offices)
Quanta Services, Inc. 2003 Omnibus Stock Incentive Plan (formerly known as
InfraSource Services, Inc. 2003 Omnibus Stock Incentive Plan)
Quanta Services, Inc. 2004 Omnibus Stock Incentive Plan (formerly known as
InfraSource Services, Inc. 2004 Omnibus Stock Incentive Plan)
(Full title of the plans)
Tana L. Pool, Esq.
Vice President and General Counsel
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(713) 629-7600
(Name, address, including zip code, and telephone number of agent for service)
Copy to:

Christine B. LaFollette, Esq.
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana St., 44th Floor
Houston, Texas 77002
(713) 220-5896

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	Maximum	Maximum	Amount of
Title of Securities	Registered	Offering Price Per	Aggregate Offering	Registration
to be Registered	(1)(2)	Share	Price	Fee
Common Stock, par value $0.00001 per share	1,986,514	(3)	(3)	(3)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement also relates to an indeterminate number of additional shares of common stock that may become issuable pursuant to anti-dilution and adjustment provisions of the above-referenced plans.

(2)	Consisting of 1,986,514 shares of common stock of the Registrant reserved for issuance in connection with the merger of Quanta MS Acquisition, Inc., a wholly owned subsidiary of Registrant, with and into InfraSource Services, Inc. (“InfraSource”) as a result of the conversion of InfraSource options into options to purchase Registrant common stock pursuant to the merger agreement. This Post-Effective Amendment No. 1 covers securities that were originally registered on the Registrant’s Registration Statement on Form S-4 (No. 333-142279), as amended.

(3)	Not applicable. All filing fees payable in connection with the issuance of these securities were previously paid in connection with the original filing of the Registrant’s Registration Statement on Form S-4 (No. 333-142279) on April 20, 2007 and Amendment No. 2 thereto filed July 9, 2007.

*	Filed as a post-effective amendment to such Form S-4 Registration Statement pursuant to the procedure described herein in the section captioned “Introductory Statement.”

INTRODUCTORY STATEMENT
     On August 30, 2007, Quanta Services, Inc. (the “Company” or the “Registrant”) and InfraSource Services, Inc., a Delaware corporation (“InfraSource”), consummated the merger (the “Merger”) of Quanta MS Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into InfraSource with InfraSource surviving the Merger and becoming a wholly owned subsidiary of the Company as provided by the Agreement and Plan of Merger dated as of March 18, 2007 (the “Merger Agreement”) by and among the Company, InfraSource and Merger Sub. InfraSource’s common stock, par value $0.001 per share (the “InfraSource Common Stock”), is no longer transferable, and certificates evidencing shares of InfraSource Common Stock only represent the right to receive, without interest, shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”).
     In connection with the Merger, and as of the effective time of the Merger, each option to purchase shares of InfraSource Common Stock granted under InfraSource’s 2003 Omnibus Stock Incentive Plan, as amended, or InfraSource’s 2004 Omnibus Stock Incentive Plan, as amended (collectively, the “InfraSource Plans”), whether vested or unvested, that was outstanding and unexercised immediately prior to the effective time of the Merger ceased to represent a right to purchase shares of InfraSource Common Stock and was converted into an option to purchase, on the same terms and conditions as applied to each such InfraSource option immediately prior to the effective time of the Merger (including, without limitation, the same vesting conditions), the number of whole shares of the Common Stock that is equal to the number of shares of InfraSource Common Stock subject to such InfraSource option immediately prior to the effective time of the Merger multiplied by 1.223 (rounded down to the nearest whole share), at an exercise price per share of Common Stock equal to the exercise price for each such share of InfraSource Common Stock subject to such InfraSource option immediately prior to the effective time of the Merger divided by 1.223 (rounded up to the nearest whole penny). On August 30, 2007, the Company assumed all rights and obligations under the InfraSource Plans and renamed the InfraSource 2003 Omnibus Stock Incentive Plan the Quanta Services, Inc. 2003 Omnibus Stock Incentive Plan and the InfraSource 2004 Omnibus Stock Incentive Plan the Quanta Services, Inc. 2004 Omnibus Stock Incentive Plan (together, the “Plans”).
     The Registrant hereby amends its Registration Statement on Form S-4 (No. 333-142279) by filing this Post-Effective Amendment No. 1 thereto on Form S-8 relating to up to 1,986,514 shares of Common Stock, which are issuable under the Quanta Services, Inc. 2003 Omnibus Stock Incentive Plan (formerly known as the InfraSource 2003 Omnibus Stock Incentive Plan), and the Quanta Services, Inc. 2004 Omnibus Stock Incentive Plan (formerly known as the InfraSource 2004 Omnibus Stock Incentive Plan). The issuance of all such shares of Common Stock was previously registered on the Form S-4. All other shares of Common Stock previously registered on the Form S-4 were issued in connection with the Merger.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to each participant in the Plans as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated herein by reference pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below that the Company previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

•	The description of the Common Stock contained in the Registration Statement on Form 8-A12B (File No. 001-13831), including any amendment or report filed for the purpose of amending or updating such description;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007;

•	Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2007; and

•	Current Reports on Form 8-K filed with the Commission on March 8, March 20, April 23, May 8, May 29, August 13 and September 6, 2007.
     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished pursuant to any current report on Form 8-K, after the date of this Registration Statement and prior to the filing of a Post-Effective Amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.
     Article Tenth of the Company’s Restated Certificate of Incorporation and Article Seven of the Company’s Amended and Restated Bylaws contain provisions for indemnification of directors and officers and for the advancements of expenses to any director or officer to the fullest extent permitted by Delaware law. Additionally, Article Eleventh of the Company’s Restated Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
     Article Seven of the Company’s Amended and Restated Bylaws permits the Company to purchase insurance for directors and officers against liability for expenses, judgments or settlements, whether or not the Company would have the power to indemnify such persons against such liabilities. The Company has director and officer insurance in place for its directors and officers.
     In addition, the Company has entered into Indemnity Agreements with its directors and executive officers. The form of Indemnity Agreement entered into with each director and officer was previously filed with the SEC as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2005. The Company’s board of directors may from time to time authorize the Company to enter into additional indemnity agreements with other of its future directors and officers utilizing the same form of Indemnity Agreement.
     The Indemnity Agreements generally provide that the Company will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee that is, or is threatened to be made, a party to any civil, criminal or administrative proceeding against all expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with any such proceeding. The Indemnity Agreements provide the indemnitee with indemnification rights in connection with third-party proceedings and proceedings brought by or in the right of the Company. In addition, the Indemnity Agreements provide for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The Indemnity Agreements also provide that if the indemnification rights provided for therein are unavailable for any reason, the Company will pay, in the first instance, the entire amount incurred by the indemnitee in connection with any covered proceeding and waives and relinquishes any right of contribution it may have against the indemnitee.
     The rights provided by the Indemnity Agreements are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Company’s Restated Certificate of Incorporation or Amended and Restated Bylaws, or otherwise.
     The above description of the Indemnity Agreements is subject to, and is qualified in its entirety by reference to, all the provisions of the form of Indemnity Agreement, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 31, 2005.
     The Merger Agreement provides that:
          (i) the certificate of incorporation and bylaws of InfraSource shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each former officer, director, manager or partner, as applicable, of InfraSource and its subsidiaries (the “InfraSource Indemnified Directors and Officers”) than were set forth in the certificate of incorporation and bylaws of InfraSource on the date that the Merger Agreement was entered into, which provisions shall not be amended, repealed or otherwise modified (unless an amendment, repeal or modification is required by applicable laws or any InfraSource Indemnified Director and Officer affected thereby consents in writing thereto) until August 30, 2013 in any manner that would adversely affect the rights thereunder of any such individuals with respect to any acts or omissions occurring at or prior to the August 30, 2007;
          (ii) the indemnification agreements between InfraSource or any of its subsidiaries and certain identified directors and officers of InfraSource existing on the date the Merger Agreement was entered into shall continue in full force and effect and shall not be amended, terminated or otherwise modified (unless an amendment or modification is required by applicable laws or any InfraSource Indemnified Director and Officer affected thereby consents in writing thereto) until August 30, 2013 in any manner that would adversely affect the rights thereunder of any such individuals with respect to any acts or omissions occurring on or prior to August 30, 2007; and
          (iii) subject to certain limitations, Registrant shall cause the former directors and officers of InfraSource who were previously covered by InfraSource’s directors’ and officer’s liability insurance policies to be covered by a single premium tail directors’ and officers’ liability insurance policy with limits, terms and conditions at least as favorable to the policies of InfraSource prior to August 30, 2007 until August 30, 2013 with respect to acts or omissions occurring prior to August 30, 2007 that were committed by such directors and officers in their capacities as such, with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the policies of InfraSource prior to August 30, 2007.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
3.1	Restated Certificate of Incorporation (previously filed as Exhibit 3.3 to the registrant’s Form 10-Q (No. 001-13831) filed August 14, 2003 and incorporated herein by reference).

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the registrant’s 2000 Form 10-K (No. 001-13831) filed April 2, 2001 and incorporated herein by reference).

4.1	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (No. 333-42957) and incorporated herein by reference).

4.2	Amended and Restated Rights Agreement dated as of March 8, 2000 and amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1.1. to the registrant’s Form 8-A12B/A (No. 001-13831) filed October 25, 2002 and incorporated herein by reference).

4.3	InfraSource Services, Inc. 2003 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 to InfraSource’s Registration Statement on Form S-1 (Registration No. 333-112375) filed on January 30, 2004).

4.4	InfraSource Services, Inc. 2004 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to InfraSource’s Current Report on Form 8-K filed on November 14, 2006).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities (filed as Exhibit No. 5.1 to Pre-Effective Amendment No. 3 to Form S-4 previously filed on July 23, 2007, to which this Post-Effective Amendment No. 1 relates).

8.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to certain tax matters.

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Opinion filed as Exhibit 5.1).

23.2*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Opinion filed as Exhibit 8.1).

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (previously filed as Exhibit 24.1 to the Form S-4 previously filed on April 20, 2007 to which this Post-Effective Amendment No. 1 relates).

*	filed herewith
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 10, 2007.

QUANTA SERVICES, INC.

By:	/s/ John R. Colson

Name:	John R. Colson
Title:	Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated below on September 10, 2007:

Signature	Title

/s/ John R. Colson John R. Colson	Chief Executive Officer, Director (Principal Executive Officer)

/s/ James H. Haddox James H. Haddox	Chief Financial Officer (Principal Financial Officer)

/s/ Derrick A. Jensen Derrick A. Jensen	Vice President, Controller and Chief Accounting Officer

* James R. Ball	Director

Frederick W. Buckman	Director

J. Michal Conaway	Director

* Ralph R. DiSibio	Director

* Vincent D. Foster	Director

* Bernard Fried	Director

* Louis C. Golm	Director

David R. Helwig	Director

* Worthing F. Jackman	Director

* Bruce Ranck	Director

Signature	Title

* Gary A. Tucci	Director

* John R. Wilson	Director

* Pat Wood, III	Director

*By:	/s/ James H. Haddox

James H. Haddox
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Restated Certificate of Incorporation (previously filed as Exhibit 3.3 to the registrant’s Form 10-Q (No. 001-13831) filed August 14, 2003 and incorporated herein by reference).

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the registrant’s 2000 Form 10-K (No. 001-13831) filed April 2, 2001 and incorporated herein by reference).

4.1	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (No. 333-42957) and incorporated herein by reference).

4.2	Amended and Restated Rights Agreement dated as of March 8, 2000 and amended and restated as of October 24, 2002 between Quanta Services, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the Form of Right Certificate (previously filed as Exhibit 1.1. to the registrant’s Form 8-A12B/A (No. 001-13831) filed October 25, 2002 and incorporated herein by reference).

4.3	InfraSource Services, Inc. 2003 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 to InfraSource’s Registration Statement on Form S-1 (Registration No. 333-112375) filed on January 30, 2004).

4.4	InfraSource Services, Inc. 2004 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to InfraSource’s Current Report on Form 8-K filed on November 14, 2006).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the legality of the securities (filed as Exhibit No. 5.1 to Pre-Effective Amendment No. 3 to Form S-4 previously filed on July 23, 2007, to which this Post-Effective Amendment No. 1 relates).

8.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to certain tax matters.

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Opinion filed as Exhibit 5.1).

23.2*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Opinion filed as Exhibit 8.1).

23.3*	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (previously filed as Exhibit 24.1 to the Form S-4 previously filed on April 20, 2007 to which this Post-Effective Amendment No. 1 relates).

*	filed herewith